Exhibit 23


                 Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-43559) pertaining to the Fourth Amended and Restated Owens-Illinois, Inc. Stock Purchase and Savings Program, the Second Amended and Restated Owens-Illinois, Inc. Non-Union Retirement and Savings Plan, the Second Amended and Restated Owens-Illinois, Inc. Supplemental Retirement Plan and the First Amended and Restated Owens-Illinois, Inc. Long-Term Savings Plan of our report dated June 17, 1994, with respect to the financial statements of the Second Amended and Restated Owens-Illinois, Inc. Supplemental Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1993.


                                        /s/Ernst & Young

Toledo, Ohio
June 28, 1994